EXHIBIT 4.5

AMENDMENT TWO

TO THE

KANSAS CITY SOUTHERN

401(k) AND PROFIT SHARING PLAN

(As Amended and Restated Effective January 1, 2009)

This Amendment is made by Kansas City Southern, a Delaware Corporation (“KCS”).

WHEREAS, KCS is the sponsor of the Kansas City Southern 401(k) and Profit Sharing Plan (the “Plan”), which Plan was most recently amended and restated by KCS effective January 1, 2009; and

WHEREAS, the 2009 Plan restatement was subsequently amended for purposes of compliance with the Heroes Earnings Assistance and Relief Act of 2008 (“HEART”), and for purposes of compliance with the required minimum distribution provisions of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), and for purposes of certain additional amendments; and

WHEREAS, KCS now desires to further amend the Plan to reflect the merger of the Kansas City Southern Employee Stock Ownership Plan and the Gateway Western Railway Union 401(k) Plan with and into this Plan, and to reflect certain additional amendments;

NOW THEREFORE, the Plan is hereby amended as set forth below effective December 30, 2011, except as otherwise set forth below:

1. The last paragraph of the Article titled “Introduction” is deleted and the following two new paragraphs are inserted in lieu thereof:

Effective December 30, 2011, the Gateway Western Railway Union 401(k) Plan and the Kansas City Southern Employee Stock Ownership Plan shall be merged with and into this Plan, and immediately following such merger the Gateway Western Railway Union 401(k) Plan and the Kansas City Southern Employee Stock Ownership Plan shall cease to have a separate existence.

The Plan includes four separate benefit components: (1) provisions applicable to Participants who are not members of a collective bargaining unit (the “KCS Participants”); (2) provisions applicable to Participants who are members of a collective bargaining unit covered by a collective bargaining agreement and listed on Exhibit A attached hereto (the “Railway Union Participants”); (3) provisions applicable to Participants who are members of a collective bargaining unit covered by a collective bargaining agreement and listed on Exhibit B attached hereto (the “MidSouth Rail Union Participants”); and (4) provisions applicable to Participants who are members of a collective bargaining unit covered by a collective bargaining agreement and listed on Exhibit C attached hereto (the “Gateway Union Participants”). Where specifically provided herein, Addendum A attached hereto contains provisions (the “Railway Union Provisions”) applicable to Railway Union Participants, Addendum B attached hereto contains provisions (the “MidSouth Rail Union Provisions”) applicable to MidSouth Rail Union Participants, and Addendum C attached hereto contains provisions (the “Gateway Union Provisions”) applicable to Gateway Union Participants.

2. The second, third and fourth paragraphs of Section 2.01 (“Eligibility”) are amended to read as follows:

The provisions of this paragraph apply to Employees other than those identified on Exhibit A, Exhibit B, or Exhibit C. Notwithstanding the preceding paragraph of this Section 2.01, any Employee (other than an Excluded Employee) with respect to the KCS Provisions who is classified by the Employer as a seasonal employee or a temporary employee shall become a Participant in the Plan on the Plan Entry Date (if employed on that date) coincident with or immediately following the date such Employee has completed one Year of Service.

An Employee is an Excluded Employee if he is (a) a nonresident alien who receives no earned income (within the meaning of Code §911(d)(2)) from an Employer which constitutes income from sources within the United States (within the meaning of Code §861(a)(3)), or (b) a member of a collective bargaining unit, unless the collective bargaining agreement provides otherwise and is referenced on Exhibit A, Exhibit B or Exhibit C attached hereto (but such Employee will remain an Excluded Employee with respect to all provisions of the Plan that are not applicable to such Employee as a member of such collective bargaining agreement). An Employee is a member of a collective bargaining unit if he is included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more Employers if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and such Employer or Employers. The term “employee representatives” does not include an organization more than one half the members of which are owners, officers or executives of the Employer.

If a Participant has not incurred a Separation from Service but becomes an Excluded Employee with respect to any two or more of the KCS Provisions, the Railway Union Provisions, the MidSouth Rail Union Provisions, and the Gateway Union Provisions, then during the period such Participant is an Excluded Employee, the Advisory Committee will limit that Participant’s sharing in the allocation of Employer contributions and Participant forfeitures, if any and as applicable, under the Plan by disregarding his Compensation paid by the Employer for services rendered in his capacity as an Excluded Employee. However, during such period of exclusion, the Participant, without regard to employment classification, continues to receive credit for vesting under Article V for each included Year of Service and the Participant’s Account continues to share fully in Trust Fund allocations under Section 14.05.

3. Section 2.02 (“Year of Service—Participation”) is amended to read as follows:

2.02 YEAR OF SERVICE—PARTICIPATION. This Section 2.02 applies to Employees other than those identified on Exhibit A, Exhibit B, or Exhibit C relating to Railway Union Participants, MidSouth Rail Union Participants, or Gateway Union Participants, respectively. An Employee who is classified by the Employer as either a seasonal employee or a temporary employee will complete one Year of Service for purposes of such Employee’s eligibility to participate in the Plan under Section 2.01 if the Employee completes at least 1,000 Hours of Service during an eligibility computation period. For purposes of this Section 2.02, an eligibility computation period means the 12-consecutive-month period commencing with such Employee’s Employment Commencement Date. Subsequent eligibility computation periods will be each Plan Year commencing with the Plan Year in which occurs the first anniversary of such Employee’s Employment Commencement Date. The Plan does not require an Employee who terminates employment to establish a new Employment Commencement Date if re-employed by the Employer. Section 2.02 of Addendum A applies to Employees identified on Exhibit A, Section 2.02 of Addendum B applies to Employees identified on Exhibit B, and Section 2.02 of Addendum C applies to Employees identified on Exhibit C.

4. The introductory paragraph under Article III (“Employer Contributions and Forfeitures and Participant Contributions”) is amended to read as follows:

This Article III contains the KCS Provisions applicable only to KCS Participants. Article III of Addendum A contains the Railway Union Provisions applicable only to Railway Union Participants, Article III of Addendum B contains the MidSouth Rail Union Provisions applicable only to MidSouth Rail Union Participants, and Article III of Addendum C contains the Gateway Union Provisions applicable only to Gateway Union Participants.

5. The introductory paragraph under Article V (“Termination of Service – Participant Vesting”) is amended to read as follows:

This Article V contains the KCS Provisions applicable only to KCS Participants. Article V of Addendum A contains the Railway Union Provisions applicable only to Railway Union Participants, Article V of Addendum B contains the MidSouth Rail Union Provisions applicable only to MidSouth Rail Union Participants, and Article V of Addendum C contains the Gateway Union Provisions applicable only to Gateway Union Participants.

6. Section 6.03(D) is amended by deleting each reference to “6.03(E)” and by inserting “6.03(D)”) in lieu thereof.

7. Effective August 5, 2011, the fifth paragraph of Section 14.06 (“Participant Voting Rights – Employer Stock”) is amended to read as follows:

Shares will, in response to a tender offer, exchange offer or other offer to purchase, be tendered, exchanged or sold by the Trustee as instructed by the Participants. Except as otherwise required by law, the Trustee will not tender, exchange or otherwise sell shares credited to a Participant’s Account for which the Trustee has received no directions from the Participant.

8. A new Article XIX is added to read as follows:

ARTICLE XIX

PROVISIONS APPLICABLE TO ACCOUNTS TRANSFERRED

FROM THE KANSAS CITY SOUTHERN EMPLOYEE STOCK OWNERSHIP PLAN

19.01 ESOP ACCOUNTS. Effective December 30, 2011, the Kansas City Southern Employee Stock Ownership Plan (the “Former ESOP”) shall be merged with and into this Plan. The Advisory Committee shall maintain, in order to reflect each Participant’s Accrued Benefit under the Plan derived from contributions made to the Former ESOP, one or more separate Accounts (each an “ESOP Account”) for each Participant who had an account under the Former

ESOP which was merged into this Plan. Except as provided under this Article XIX, the Trustee shall hold, administer and distribute the ESOP Accounts of Participants in the same manner Accounts relating to Employer discretionary profit sharing contributions to this Plan.

The provisions of this Article XIX shall not apply to any Accounts other than the ESOP Accounts.

The benefits of a Participant who terminated employment with the Employer prior to December 30, 2011, shall be determined under the terms of the Former ESOP as in effect on the date of the Participant’s termination of employment unless otherwise provided.

19.02 SPECIAL DEFINITIONS. For purposes of this Article XIX, the following terms shall have the meanings set forth below:

(A) “Employer Securities” means employer securities within the meaning of Code §409(l). Employer Securities means voting common stock issued by Kansas City Southern, or by a corporation which is a member of the same controlled group of corporations, which is readily tradable on an established securities market. Noncallable preferred stock of Kansas City Southern shall be treated as Employer Securities if such stock is convertible at any time into voting common stock issued by Kansas City Southern if such conversion is at a conversion price which (as of the date of acquisition by the Plan) is reasonable. Under regulations under Code §409(l), preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the requirements of the preceding sentence.

(B) “Exempt Loan” means a loan made to this Plan by a Disqualified Person, or a loan to this Plan which a disqualified person (as defined in Code §4975(e)(2)) guarantees, provided the loan satisfies the requirements of Treas. Reg. §54.4975-7(b).

19.03 TIME OF PAYMENT. Except as set forth in Section 19.10, a Participant’s ESOP Account shall be distributed at the same time as set forth in Section 6.01 of the Plan.

19.04 METHOD OF PAYMENT OF ACCRUED BENEFIT. A Participant’s ESOP Account shall be distributed in the same manner as set forth in Section 6.02 of the Plan.

19.05 BENEFIT PAYMENT ELECTIONS. A Participant may elect to commence distribution of his or her ESOP Account either before or after termination of employment in the same manner as set forth in Section 6.03.

19.06 VESTING SCHEDULE FOR ESOP ACCOUNTS. A Participant’s ESOP Account shall be, at all times, one hundred percent (100%) Nonforfeitable.

19.07 INVESTMENT OF ESOP ACCOUNTS. A Participant shall have the right to direct the investment of his or her ESOP Account in the same as set forth in Section 14.02 of the Plan.

19.08 INVESTMENT OF STILWELL/JANUS SHARES AND INVESTMENT FUNDS.

(A) History. Prior to July 12, 2000 (the “Spinoff Date”), Stilwell Financial Inc. (“Stilwell”) and its subsidiaries (collectively, the “Stilwell Group”) were members of the controlled group of corporations (within the meaning of Code § 414(b)) that includes KCS. As of the Spinoff Date, all of the shares of Stilwell held by KCS were distributed to the shareholders of KCS as a spinoff dividend (the “Spinoff”) and the Stilwell Group thereby ceased to be members of the controlled group of corporations that includes KCS. All of the Stilwell Shares that were received in the Spinoff as a dividend with respect to KCS Shares allocated to the Participants’ ESOP Accounts were sold and the sale proceeds reinvested in the investment fund designated by the Advisory Committee for this purpose unless a Participant elected to have all or a portion of the Stilwell Shares received in the Spinoff as a dividend with respect to KCS Shares and allocated to such Participant’s ESOP Account (1) continued to be held in such ESOP Account as whole (but no fractional) Stilwell Shares, (2) sold (or exchanged for KCS Shares) and the sale proceeds reinvested in KCS Shares, (3) sold and the sale proceeds reinvested in one or more Investment Funds, or (4) any combination of the foregoing. Stilwell became known as Janus Capital Group, Inc. (“Janus”) effective January 1, 2003.

(B) On-Going Participant Investment Direction. Each Participant whose ESOP Account includes Janus Shares may elect to direct the investment of such Janus Shares in the manner set forth in Section 14.02.

(C) Janus Dividends. Cash dividends received by the Plan with respect to Janus Shares held in a Participant’s ESOP Account shall be invested in KCS Shares or in one or more Investment Funds, as elected by the Participant. In the absence of a Participant election, such dividends shall be invested in KCS Shares.

19.09 PUT OPTION. Shares of Employer Securities distributed to a Participant from the Trust shall be subject to a “put” option at the time of distribution, provided that at such time the shares are either not readily tradable on an established market within the meaning of Code §409(h) or are subject to a trading limitation. The “put” option shall be exercisable by the Participant or his Beneficiary, by the donees of either, or by a person (including an estate or its distributee) to whom the Employer Securities pass by reason of the Participant’s or Beneficiary’s death. The “put” option shall provide that for a period of at least fifteen (15) months after such shares are distributed, the holder of the option shall have the right to cause the Employer, by notifying it in writing, to purchase such shares at their fair market value, as determined by the Advisory Committee, in accordance with Treasury Regulation §54.4975-11(d)(5). The Advisory Committee may give the Trustee the option to assume the rights and obligations of the Employer at the time the “put” option is exercised, insofar as the repurchase of Employer Securities is concerned. The period during which the “put” option is exercisable shall not include any period during which the holder is unable to exercise such “put” option because the Employer is prohibited from honoring it by federal or state law. If the Employer is prohibited from honoring the “put” option by federal or state law, the holder shall be entitled to cause it to be honored, consistent with such law, by an affiliate or shareholder of the Employer that has substantial net worth and whose net worth is reasonably expected to remain substantial. If shares of Employer Securities are readily tradable on an established market on the date of distribution, but cease to be readily tradable on an established market (as described above) within fifteen (15) months after such date, the Employer Securities distributed shall be subject to the “put” option described herein for the balance of the fifteen (15) month period. The Employer shall give written notice to each shareholder within ten (10) days of the date the Employer Securities cease to be readily tradable on an established market or that the Employer Securities become subject to a trading limitation that the Employer Securities are subject to the “put” option for the remainder of the fifteen (15) month period. If the Employer fails to give such notice to the shareholder within such ten (10) day period, then the number of days between such tenth (10th) day and the date on which the notice is actually given shall be added to the duration of the fifteen (15) month period. The terms of payment for the purchase of such shares of Employer Securities shall be as set forth in the “put” option and, if the Employer Securities are distributed as part of a total distribution, may be either in a lump sum or in installments, as determined by the Advisory Committee. For purposes of the preceding sentence, the term “total distribution” means the distribution within one taxable year to the Participant of the balance to the credit of the Participant’s ESOP Account. If the “put” option is exercised with respect to Employer Securities constituting part of an installment distribution to a Participant, the amount to be paid for the Employer Securities shall be paid not later than thirty (30) days after the date the “put” option is exercised.

An installment payment in connection with a “put” option shall:

(1) provide for acceleration in the event of thirty (30) days’ default in the payment of interest or principal and shall permit prepayment of the installment obligation in whole or in part at any time or times without penalty;

(2) be adequately secured and bear a reasonable rate of interest, both as determined by the Advisory Committee;

(3) require equal annual payments;

(4) have a payment period not longer than five (5) years from the date the “put” option is exercised;

(5) require that any payments pursuant to the installment obligation must be substantially equal and begin to be made no later than thirty (30) days after the date the “put” option is exercised; and

(6) satisfy the requirements of Treasury Regulation §54.4975-7(b)(12), except to the extent this regulation is inconsistent with Code §409(h).

The “put” option provided for by this Section 19.09 is nonterminable and shall continue to apply to shares of Employer Securities distributed hereunder notwithstanding the repayment of any Exempt Loan or any amendment to, or termination of, this Plan which causes the Plan or a portion of the Plan to cease to be an employee stock ownership plan within the meaning of Code §4975(e)(7).

19.10 IN-SERVICE DISTRIBUTION OF ESOP ACCOUNTS BY QUALIFIED PARTICIPANTS. Each Participant who is a Qualified Participant (as defined below) may direct the Trustee to distribute up to 100% of the value of the Participant’s ESOP Account (the “Eligible Accrued Benefit”), beginning with the Plan Year immediately following the Plan Year in which the Participant first becomes a Qualified Participant. A “Qualified Participant” means a Participant who has attained age 55 and who has completed at least 10 years of participation in the Plan (including years of participation in the ESOP).

9. A new Exhibit C is added to read as follows.

KANSAS CITY SOUTHERN

401(k) AND PROFIT SHARING PLAN

EXHIBIT C

GATEWAY WESTERN RAILWAY UNION EMPLOYEES AND PARTICIPANTS

(Effective December 30, 2011)

Employees of The Kansas City Southern Railway Company who are members of the following unions are Employees for purposes of the Gateway Union Provisions of the Plan to the extent Plan participation is required under the provisions of the applicable collective bargaining agreement:

Brotherhood of Maintenance of Way Employees

Brotherhood of Railroad Signalmen

International Brotherhood of Electrical Workers

Brotherhood of Locomotive Engineers

International Association of Machinists and Aerospace Workers

10. A new Addendum C is added to read as follows.

KANSAS CITY SOUTHERN

401(k) AND PROFIT SHARING PLAN

ADDENDUM C

GATEWAY UNION PROVISIONS

(Effective December 30, 2011)

The provisions of this Addendum C apply as provided under the Plan with respect to Gateway Union Participants.

2.02 YEAR OF SERVICE PARTICIPATION. For purposes of an Employee’s participation in the Plan under Section 2.01, the Plan does not apply any minimum Hour of Service requirement. The Plan does not require an Employee who terminates employment to establish a new Employment Commencement Date if re-employed by the Employer.

ARTICLE III.

EMPLOYER CONTRIBUTIONS AND FORFEITURES AND PARTICIPANT CONTRIBUTIONS

3.01 AMOUNT.

(A) Contribution Formula. For each Plan Year, the Employer shall contribute to the Trust the following amounts:

Deferral Contributions. The amount by which the Participants have elected to have their Compensation for the Plan Year reduced and contributed to the Trust as deferral contributions pursuant to their salary reduction agreements on file with the Advisory Committee.

Catch-up Contributions. The amount of deferral contributions determined to be catch-up contributions in accordance with Section 3.04 of this Addendum C.

Employer Matching Contributions. An amount equal to fifty percent (50%) of each Participant’s eligible contributions (as defined below).

(B) Eligible Contributions. Under the matching contribution formula, a Participant’s “eligible contributions” are the deferral contributions allocated to the Participant for the Plan Year not in excess of 6% of the Participant’s Compensation for the Plan Year. Eligible contributions do not include deferral contributions that are excess deferrals under Section 12.03. For this purpose: (a) excess deferrals relate first to deferral contributions for the Plan Year not otherwise eligible for a matching contribution; and (b) if the Plan Year is not a calendar year, the excess deferrals for a Plan Year are the last deferrals made for a calendar year.

(C) Restrictions on Contributions. The Employer shall make its contribution under the Plan irrespective of whether it has net profits. Although the Employer may contribute to this Plan irrespective of whether it has net profits, the Employer intends this plan to be a profit sharing plan for all purposes under the Code. The Employer shall not make a contribution to the Trust for any Plan Year to the extent the contribution would exceed the Participants’ “Maximum Permissible Amount” under Article IV.

(D) Return of Contributions. The Employer contributes to this Plan on the condition its contribution is not due to a mistake of fact and the Internal Revenue Service will not disallow the deduction for its contribution. The Trustee, upon written request from the Employer, must return to the Employer the amount of the Employer’s contribution made by the Employer by mistake of fact or the amount of the Employer’s contribution disallowed as a deduction under Code §404. The Trustee will not return any portion of the Employer’s contribution under the provisions of this paragraph more than one year after:

(1) The Employer made the contribution by mistake of fact; or

(2) The disallowance of the contribution as a deduction, and then only to the extent of the disallowance.

The Trustee will not increase the amount of the Employer contribution returnable under this Section 3.01 for any earnings attributable to the contribution, but the Trustee will decrease the Employer contribution returnable for any losses attributable to it. The Trustee may require the Employer to furnish it whatever evidence the Trustee deems necessary to enable the Trustee to confirm the amount the Employer has requested be returned is properly returnable under ERISA.

3.02 DETERMINATION OF CONTRIBUTION. The Employer, from its records, determines the amount of any contributions to be made by it to the Trust under the terms of the Plan.

3.03 TIME OF PAYMENT OF CONTRIBUTION. The Employer may pay its contribution for each Plan Year in one or more installments without interest. The Employer must make its contribution to the Trust within the time prescribed by the Code or applicable Treasury regulations. The Employer must make deferral contributions to the Trust, to the extent made pursuant to salary reduction agreements, within an administratively reasonable period of time after withholding the corresponding Compensation from the Participant. The Employer also must make deferral contributions and qualified nonelective contributions no later than the time prescribed by the Code or by Treasury regulations. Deferral contributions are Employer contributions for all purposes under this Plan, except to the extent the Code or Treasury regulations prohibit the use of these contributions to satisfy the qualification requirements of the Code.

3.04 CONTRIBUTION ALLOCATION.

Method of Allocation. To make allocations under the Plan, the Advisory Committee will establish a Deferral Contributions Account and a Matching Contributions Account for each Participant.

Deferral Contributions. The Advisory Committee will allocate to each Participant’s Deferral Contributions Account the deferral contributions the Employer makes to the Trust on behalf of the Participant. Deferral contributions shall be made to the Trust by the Employer as of the earliest date on which such contributions can reasonably be segregated from the Employer’s general assets.

Catch-up Contributions. The amount of a Participant’s catch-up contributions for a calendar year shall not be determinable until the last day of the year. Catch-up contributions will be treated as such only if, and to the extent that, the Participant’s deferral contributions for the year exceed the Plan limits described in Section 12.01, the 402(g) limitations set forth in Section 12.03, the limitations described in Article IV, or the nondiscrimination limits described in Section 12.04. To the extent the Advisory Committee deems it advisable, amounts deemed to be catch-up contributions may be accounted for in a separate subaccount (“Catch-up Contributions Subaccount”) under the Deferral Contributions Account.

Matching Contributions. The Advisory Committee will allocate matching contributions to the Matching Contributions Account of the Participant on whose behalf the Employer makes that contribution as of the last day of the Plan Year; provided, however, that the Advisory Committee may make tentative interim allocations of matching contributions to the Matching Contributions Account of the Participant on whose behalf the Employer makes the contribution as of each date during the Plan Year on which such Participant is paid, and shall make a final allocation upon the earlier of the Participant’s termination of employment with the Employer or the last day of the Plan Year equal to the amount of matching contribution required under Section 3.01 less any interim allocations made to such Participant’s Matching Contributions Account during the Plan Year.

3.05 FORFEITURE ALLOCATION. A Participant will forfeit any matching contributions allocated with respect to excess deferrals, excess contributions or excess aggregate contributions, as determined under Article XII. The amount of a Participant’s Accrued Benefit forfeited under the Plan is a Participant forfeiture. The Advisory Committee will apply the amount of a Participant forfeiture in accordance with Section 3.04 of this Addendum C, to reduce the Employer matching contributions for the Plan Year in which the forfeiture occurs and, if necessary, to reduce the Employer matching contributions in subsequent Plan Years. Forfeitures may also be applied to Plan corrections.

3.06 ACCRUAL OF BENEFIT. The Advisory Committee will determine the accrual of benefit on the basis of the Plan Year, except as provided in Section 3.04 of this Addendum C.

Compensation Taken Into Account. In allocating an Employer contribution to a Participant’s Account, the Advisory Committee will take into account only the Compensation determined for the portion of the Plan Year in which the Employee is actually a Participant for purposes of this Article III of this Addendum C.

Hours of Service Requirement. A Participant will share in the allocation of Employer contributions and Participant forfeitures, if any, for a Plan Year without regard to any Hours of Service requirement for that Plan Year.

Employment Requirement. A Participant will share in the allocation of Employer contributions and Participant forfeitures, if any, for a Plan Year without regard to whether he is employed by the Employer on the Accounting Date of that Plan Year.

ARTICLE V.

TERMINATION OF SERVICE PARTICIPANT VESTING

5.01 NORMAL RETIREMENT AGE. A Participant’s Normal Retirement Age is 65 years of age. A Participant who remains in the employ of the Employer after attainment of Normal Retirement Age will continue to be eligible for Employer contributions. A Participant’s Accrued Benefit derived from Employer contributions is 100% Nonforfeitable upon and after his attaining Normal Retirement Age (if employed by the Employer on or after that date).

5.02 PARTICIPANT DISABILITY OR DEATH. If a Participant’s employment with the Employer terminates as a result of death or disability, the Participant’s Accrued Benefit derived from Employer contributions will be 100% Nonforfeitable.

5.03 VESTING SCHEDULE. A Participant has a 100% Nonforfeitable interest at all times in his Deferral Contributions Account (including any Catch-up Contributions Subaccount), Matching Contributions Account and Rollover Account.

[Signature page to follow]

IN WITNESS WHEREOF, Kansas City Southern has executed this Amendment this 7th day of December, 2011, but effective as of the date(s) set forth herein.

KANSAS CITY SOUTHERN

By:	/s/ Michael R. Haverty
Title:	Executive Chairman
Date:	12/8/11